Filed pursuant to Rule 424(b)(5),
                                               Registration No. 333-103676


PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated March 28, 2003)

                             Up to 2,100,000 Shares
                           TRIMBLE NAVIGATION LIMITED
                                  Common Stock

         We are offering up to 2,100,000 shares of our common stock, no par value, to one or more institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The common stock will be purchased at the negotiated price of $18.25 per share.

         Our common stock is traded on the Nasdaq National Market under the symbol "TRMB." On April 8, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $20.04 per share.

                              --------------------

         Investing in our common stock involves risks. See "Risk Factors" beginning on page S-3 of this prospectus supplement and page 3 of the accompanying prospectus.
                              --------------------

                                                  Per Share      Maximum
                                                                 Offering
                                                  --------       --------
Public offering price............................ $18.25         $38,325,000
Placement agent fees............................. $0.63875       $1,341,375
Proceeds, before expenses, to Trimble............ $17.61125      $36,983,625
                                                  =========      ===========


     Gerard Klauer Mattison & Co., Inc. has been retained to act as agent for us in connection with the arrangement of this transaction. We have agreed to pay Gerard Klauer Mattison & Co., Inc. the placement agent fees set forth in the table below. The placement agent is not required to sell any specific number or dollar amount of shares, but will use its best efforts to arrange for the sale of all 2,100,000 of the shares. See "Plan of Distribution" in this prospectus supplement.

     We expect the total offering expenses, excluding placement agent fees, to be approximately $350,000 for all sales pursuant to this prospectus supplement. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement fees and proceeds to Trimble, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above. It is expected that the sale of up to 2,100,000 shares pursuant to this offering will be completed on April 14, 2003.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              --------------------

                             Gerard Klauer Mattison

                               As Placement Agent

            The date of this prospectus supplement is April 9, 2003.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT
                                                                            Page

Forward Looking Statements.................................................. ii
Prospectus Supplement Summary............................................... S-1
Risk Factors................................................................ S-3
Use Of Proceeds............................................................. S-4
Plan of Distribution........................................................ S-5
Legal Matters............................................................... S-6
Experts..................................................................... S-6
Where You Can Find More Information......................................... S-6

                                   PROSPECTUS

About This Prospectus........................................................ 1
Summary...................................................................... 2
Risk Factors................................................................. 3
Forward Looking Statements................................................... 11
Use Of Proceeds.............................................................. 11
Description Of The Common Stock We May Offer................................. 12
Plan Of Distribution......................................................... 13
Validity Of Securities....................................................... 14
Experts...................................................................... 14
Incorporation Of Certain Information By Reference............................ 14
Where You Can Find More Information.......................................... 14

                              --------------------

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

         Trimble, SiteVision, GeoExplorer, AgGPS, Thunderbolt, FirstGPS, and CrossCheck are trademarks of Trimble Navigation Limited registered in the United States Patent and Trademark Office. Spectra Precision, Lassen, Force, Galaxy, EZ-Guide, Placer, Trimble Toolbox and Telvisant are trademarks of Trimble Navigation Limited. All other trademarks are the property of their respective owners.

                           FORWARD LOOKING STATEMENTS

         This prospectus supplement and the accompanying prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including those identified by the words "believes", "expects" and similar expressions. These forward-looking statements include, among others, statements related to changes in market demand, competitive market conditions, market acceptance of existing or new products, especially in our Mobile Solutions business, guidance related to our future financial performance, fluctuations in foreign currency exchange rates, the cost and availability of components, our ability to manufacture and ship products, the mix of our customer base and sales channels, the mix of products sold, our ability to expand our sales and marketing organization effectively, our ability to attract and retain key technical and managerial employees, the timing of shipments of products under contracts and sale of licensing rights, development of new products, disputes related to our business, inventory, successful integration of acquisitions, the seasonality of some of our customers' demand and general global economic conditions.

         These statements are subject to risks and uncertainties, including those set forth in the Risk Factors section in both this prospectus supplement and the prospectus, and actual results could differ materially from those expressed or implied in these statements. For example, the overall health of the economy and the uncertainty over the war with Iraq and post-war Iraq may result in reduced capital spending, which could impair our ability to reach the forecasted growth in GPS component technologies and GPS survey and machine control products. Whether we achieve our guidance will depend on a number of factors, including the continued uncertain economic climate, as well as the other risks detailed under the heading "Risk Factors." All forward-looking statements included in this prospectus are made as of the date hereof. We assume no obligation to update any such forward-looking statement or reason why actual results might differ except as required by the Securities Exchange Act of 1934, as amended. You should not place undue reliance on these forward-looking statements.

                          PROSPECTUS SUPPLEMENT SUMMARY

     This  summary  provides an overview  of  selected  information  and may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to "we," "us," or similar references mean Trimble Navigation Limited and its subsidiaries.

     Trimble Navigation Limited provides advanced positioning products and solutions to industrial, commercial, governmental entities, and professional customers in a number of markets, including surveying, construction, agriculture, urban and resource management, military, transportation, and telecommunications. Customer benefits resulting from our products typically include cost savings or avoidance, improved quality, higher productivity, and increased efficiency. Examples of our products and solutions include guidance for earthmoving operations, surveying instrumentation, fleet management for specialized trucks such as concrete mixers, positioning technology for vehicle navigation and telematics products, tractor guidance for farming, field data collection equipment, and timing technology for synchronization of wireless networks.

     Our expertise is focused in positioning, communication, and information technologies, which form the core of our products. Positioning technologies used include the Global Positioning System (GPS), laser, optical, and inertial, while communication techniques include both public networks such as cellular, and private networks such as business band radio. The unique nature of many of our products and solutions is created through information technologies - both firmware that enables the positioning solution and applications software that allows the customer to make use of the positioning information.

     We design and market our own products. Assembly and manufacturing for many of our products are subcontracted to third parties. We conduct our business globally with major operations in the United States, Sweden, Germany, New Zealand, and the Netherlands. Products are sold through dealers, representatives, partners, and other channels throughout the world. Products are supported by sales offices in 22 countries.

     We are organized into four main operating segments encompassing our various applications and product lines: Engineering and Construction, Field Solutions, Component Technologies, and Mobile Solutions. We also operate in smaller business areas, primarily Military and Advanced Systems.

     We began operations in 1978 and incorporated in California in 1981. Our principal executive offices are located at 645 North Mary Avenue, Sunnyvale, California 94088. Our telephone number is (408) 481-8000.

                                  The Offering

Common Stock offered by Trimble.. Up to 2,100,000 shares
Common stock to be outstanding
after the offering............... 31,485,333 shares
Use of Proceeds.................. We estimate that the net proceeds, after deducting the estimated placement fees and
                                  other expenses payable by us in connection
                                  with the offering, will be $36,633,625. We
                                  intend to use the entire net proceeds of this offering to pay off all accrued interest and a portion of the principal under our subordinated note with Spectra-Physics Holdings, Inc. See "Use of Proceeds" in this prospectus supplement.
Dividend Policy.................. At this time, we intend to retain future earnings, if any, to fund the development and growth of our business and do not anticipate any cash dividends on our common stock in the foreseeable future. We are currently restricted from paying dividends under the terms of our credit facilities.
Nasdaq National Market Symbol.... TRMB

         The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of April 4, 2003. It does not include:

     - 5,044,307 shares of common stock issuable upon exercise of stock options outstanding, as of April 4, 2003, at a weighted average exercise price of $18.58 per share;

     - 504,203 shares of common stock reserved for issuance pursuant to our employee stock purchase plan, as of April 4, 2003;

     - 988,905 shares of common stock reserved for issuance pursuant to outstanding warrants as of April 4, 2003;

     - 1,878,361 shares of common stock reserved for issuance pursuant to stock options not yet granted under all of our stock option plans, as of April 4, 2003; and

     - 18,612 shares of common stock reserved for issuance in exchange of shares of LeveLite Technology, Inc., as of April 4, 2003.

                                  RISK FACTORS

         The common stock that is offered with this prospectus supplement involves a high degree of risk. You should carefully consider the risk factors in the accompanying prospectus and in this prospectus supplement in addition to other information in the accompanying prospectus and this prospectus supplement before deciding to purchase the common stock. If any of the following risks or the risks in the accompanying prospectus actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In this case, the trading price of our common stock could decline, and you could lose all or part of your investment.

         This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described in the accompanying prospectus and elsewhere in this prospectus supplement.

We are subject to environmental laws and potential exposure to environmental liabilities.

         We are subject to various federal, state and local environmental laws and regulations that govern our operations, including the handling and disposal of non-hazardous and hazardous wastes, and emissions and discharges into the environment. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties impacted by such contamination. The presence of, or failure to remediate properly, such substances could adversely affect the value and the ability to transfer or encumber such property. Based on currently available information, although there can be no assurance, we believe that such liabilities will not have a material impact on our business.

We are dependent on proprietary technology.

         Our future success and competitive position is dependent upon our proprietary technology, and we rely on patent, trade secret, trademark and copyright law to protect our intellectual property. The patents owned or licensed by us may be invalidated, circumvented and challenged. The rights granted under these patents may not provide competitive advantages to us. Any of our pending or future patent applications may not be issued within the scope of the claims sought by us, if at all.

         Others may develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents owned by us. In addition, effective copyright, patent and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. The steps taken by us to protect our technology might not prevent the misappropriation of such technology.

         The value of our products relies substantially on our technical innovation in fields in which there are many current patent filings. We recognize that as new patents are issued or are brought to our attention by the holders of such patents or as other intellectual property claims are made, it may be necessary for us to withdraw products from the market, take a license from such patent holders, or redesign our products. We do not believe any of our products currently infringe patents or other proprietary rights of third parties, but we cannot be certain they do not do so. In addition, the legal costs and engineering time required to safeguard intellectual property or to defend against litigation could become a significant expense of operations. Such events could have a material adverse effect on our revenues or profitability.

We are a party to certain litigation matters from time to time in the ordinary course of our business.

         We are a party to certain litigation matters from time to time in the ordinary course of our business. For example, in March of 2000, Gravquick A/S filed a lawsuit against us in the United States District Court for the Northern District of California. In this lawsuit, Gravquick alleged that we wrongfully terminated a European distribution agreement that we had entered into with Gravquick in violation of the California Equipment Dealers Act. Although we obtained a summary judgment order dismissing Gravquick's claims in this lawsuit,

Gravquick appealed that ruling. On March 31, 2003, the United States Court of Appeals for the Ninth Circuit overruled the trial court's ruling and remanded the matter to the trial court for further proceedings. If we are found liable to Gravquick we could be required to pay significant damages, including punitive damages and attorneys' fees.

Provisions in our charter documents and under California law could prevent or delay a change of control, which could reduce the market price of our common stock.

         Certain provisions of our articles of incorporation, as amended and restated, our bylaws, as amended and restated, and the California General Corporation Law may be deemed to have an anti-takeover effect and could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of us without approval of our board of directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain provisions allow the board of directors to authorize the issuance of preferred stock with rights superior to those of the common stock.

         We have adopted a Preferred Shares Rights Agreement, commonly known as a "poison pill". The provisions described above, our poison pill and provisions of the California General Corporation Law may discourage, delay or prevent a third party from acquiring us.

                                 USE OF PROCEEDS

         We estimate that the net proceeds from the offering will be approximately $36.6 million, assuming we sell the maximum number of shares offered hereby. Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, placement fees and proceeds to Trimble, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. "Net proceeds" is what we expect to receive based on the negotiated public offering price of $18.25 per share and after we pay the estimated placement fees and other estimated expenses for this offering.

         We intend to use the entire net proceeds of this offering to retire accrued interest and principal under our subordinated note with Spectra-Physics Holdings, Inc. This subordinated note, which had an outstanding principal of $69,136,000 and accrued interest of $5.8 million as of April 8, 2003, bears interest at a rate of 10.4% per year and will mature on July 14, 2004.

                              PLAN OF DISTRIBUTION

     We are selling the shares of common stock through a placement agent. Subject to the terms and conditions contained in the placement agency agreement, dated April 8, 2003, Gerard Klauer Mattison & Co., Inc. has agreed to act as the placement agent for up to 2,100,000 shares of our common stock. The placement agent is not purchasing or selling any shares hereby, nor is it required to arrange the purchase or sale of any specific number or dollar amount of common shares, but has agreed to use its best efforts to arrange for the sale of all 2,100,000 shares.

     The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipts of certain certificates, opinions and letters from us and our counsel.

     The placement agent proposes to arrange for the sale to one or more purchasers of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus through a direct purchase agreement between the purchaser or purchasers and us. We will pay the placement agent a commission equal to 3.5% of the gross proceeds of the sale of shares of common stock.

     The following table shows the per share and total commissions we will pay to the placement agent in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby.

Per share.................................................... $0.63875
Maximum offering total....................................... $1,341,375

     Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

     It is expected that the sale of up to 2,100,000 shares pursuant to this offering will be completed on April 14, 2003, if at all. We estimate the total expenses of this offering which will be payable by us, excluding the commissions, will be approximately $350,000.

     We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agent may be required to make in respect thereof.

     The placement agent may, but is not obligated to, engage in passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. In passive market making, market makers in the common stock, such as the placement agent, may, subject to certain limitations, make bids for or purchases of our common stock. These transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

         The validity of the common stock offered pursuant to this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, counsel to Trimble Navigation Limited. Morrison & Foerster LLP, New York, New York, is acting as counsel for the placement agent in connection with selected legal matters relating to the shares of common stock offered by this prospectus supplement.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual report on Form 10-K for the year ended January 3, 2003, as set forth in their report, dated January 24, 2003, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we must file reports and other information with the SEC. All reports and other information, filed with the SEC are available to you over the Internet at the SEC's web site at www.sec.gov. You may read and copy any documents we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for more information about the SEC's public reference facilities. The address of our website is www.trimble.com. The information on our website is not a part of this prospectus supplement.

PROSPECTUS

                           TRIMBLE NAVIGATION LIMITED

                                  COMMON STOCK

                                  $100,000,000


         This prospectus relates to common stock, which we may sell from time to time in one or more offerings up to an aggregate public offering price of $100,000,000. We will provide specific terms of these sales in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

         You should consider carefully the risk factors beginning on page 3 of this prospectus before making a decision to purchase our securities.

         On March 27, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $18.98 per share. Our common stock is listed on the Nasdaq National Market under the symbol "TRMB".

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




                 The Date of this Prospectus is March 28, 2003.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Under this shelf process, we may sell common stock from time to time in one or more offerings up to an aggregate public offering price of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the headings "Incorporation of Certain Information By Reference" and "Where You Can Find More Information."

         You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the documents.

                                     SUMMARY

         Trimble Navigation Limited, a California corporation, provides advanced positioning products and solutions to industrial, commercial, governmental entities, and professional customers in a number of markets, including surveying, construction, agriculture, urban and resource management, military, transportation, and telecommunications. Customer benefits resulting from our products typically include cost savings or avoidance, improved quality, higher productivity, and increased efficiency. Examples of our products and solutions include guidance for earthmoving operations, surveying instrumentation, fleet management for specialized trucks such as concrete mixers, positioning technology for vehicle navigation and telematics products, tractor guidance for farming, field data collection equipment, and timing technology for synchronization of wireless networks.

         Our expertise is focused in positioning, communication, and information technologies, which form the core of our products. Positioning technologies used include the Global Positioning System (GPS), laser, optical, and inertial, while communication techniques include both public networks, such as cellular, and private networks, such as business band radio. The unique nature of many of our products and solutions is created through information technologies - both firmware that enables the positioning solution, and applications software that allows the customer to make use of the positioning information.

         We design and market our own products. Assembly and manufacturing for many of our products are subcontracted to third parties. We conduct our business globally, with major operations in the United States, Sweden, Germany, New Zealand and the Netherlands. Products are sold through dealers, representatives, partners, and other channels throughout the world. Products are supported by sales offices in 22 countries.

         A major portion of our revenues is derived from applying GPS to terrestrial applications. GPS is a system of 24 orbiting satellites and associated ground control that is funded and maintained by the U. S. Government and is available worldwide free of charge. GPS positioning is based on a technique that precisely measures distances from four or more satellites. The satellites continuously transmit precisely timed radio signals using extremely accurate atomic clocks. A GPS receiver measures distances from the satellites in view by determining the travel time of a signal from the satellite to the receiver, and then uses those distances to compute its position. Under normal circumstances, a stand-alone GPS receiver is able to calculate its position at any point on earth, in the earth's atmosphere, or in lower earth orbit, to approximately 10 meters, 24 hours a day. Much better accuracies are possible through a technique called "differential GPS." In addition, GPS provides extremely accurate time measurement.

         The usefulness of GPS is dependent upon the locations of the receiver and the GPS satellites that are above the horizon at any given time. Reception of GPS signals requires line-of-sight visibility between the satellites and the receiver, which can be blocked by buildings, hills and dense foliage. The receiver must have a line of sight to at least four satellites to determine its latitude, longitude, altitude, and time. The accuracy of GPS may also be limited by distortion of GPS signals from ionospheric and other atmospheric conditions, and intentional or inadvertent signal interference or Selective Availability. Selective Availability, which was the largest component of GPS distortion, is controlled by the U.S. Department of Defense and was deactivated on May 1, 2000.

         Our GPS products are based on proprietary receiver technology. The convergence of positioning, wireless, and information technologies enables significant new value to be added to positioning systems, thereby creating a more robust solution for the user. In addition, recent developments in wireless technology and deployments of wireless networks have enabled less expensive wireless communications. These developments allow for the efficient transfer of position data to locations away from the positioning field device, allowing the data to be accessed by more users and thereby increasing productivity.

         Our laser and optical products measure distances and angles accurately using light. We generally use commercially available laser diodes to create light beams for distance measurement. In addition, our proprietary precision mechanics and software algorithms in these products combine to give robust, accurate distance and angle measurements for a variety of agricultural, surveying, and construction applications.

         We began operations in 1978, and incorporated in California in 1981. Our common stock has been publicly traded on Nasdaq since 1990, under the symbol TRMB. As used in this prospectus, the words "we," "us," "our," and "Trimble" refer to Trimble Navigation Limited, a California corporation, and its wholly-owned subsidiaries.

                                  RISK FACTORS

         You should carefully consider the following risk factors, in addition to the other information contained in this prospectus and in any other documents to which we refer you in this prospectus, before purchasing our securities. The risks and uncertainties described below are not the only ones we face.

Our Inability to Accurately Predict Orders and Shipments May Affect Our Revenue, Expenses and Earnings per Share.

         We have not been able in the past to consistently predict when our customers will place orders and request shipments, so that we cannot always accurately plan our manufacturing requirements. As a result, if orders and shipments differ from what we predict, we may incur additional expenses and build excess inventory, which may require additional accruals. Any significant change in our customers' purchasing patterns could have a material adverse effect on our operating results and reported earnings per share for a particular quarter.


Our Operating Results in Each Quarter May Be Affected by Special Conditions, Such As Seasonality, Late Quarter Purchases, and Other Potential Issues.

         Due, in part, to the buying patterns of our customers, a significant portion of our quarterly revenues occurs from orders received and immediately shipped to customers in the last few weeks and days of each quarter, although our operating expenses tend to remain fairly predictable. Engineering and construction purchases tend to occur in early spring, and governmental agencies tend to utilize funds available at the end of the government's fiscal year for additional purchases at the end of our third fiscal quarter in September of each year. Concentrations of orders sometimes also occur at the end of our other two fiscal quarters. Additionally, a majority of our sales force earn commissions on a quarterly basis, which may cause concentrations of orders at the end of any fiscal quarter. If for any reason expected sales are deferred, orders are not received, or shipments are delayed a few days at the end of a quarter, our operating results and reported earnings per share for that quarter could be significantly impacted.


We Are Dependent on a Sole Manufacturer and Assembler for Many of Our Products and on Sole Suppliers of Critical Parts for Our Products.

         Since August 1999, we have been substantially dependent upon Solectron Corporation as the exclusive manufacturing partner for many of our GPS products previously manufactured out of our Sunnyvale facilities. Under the agreement with Solectron, we provide to Solectron a twelve-month product forecast and place purchase orders with Solectron sixty calendar days in advance of the scheduled delivery of products to our customers. Although purchase orders placed with Solectron are cancelable, the terms of the agreement would require us to purchase from Solectron all material inventory not returnable or usable by other Solectron customers. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate manufacturing capacity from Solectron to meet customers' delivery requirements or we may accumulate excess inventories, if such inventories are not usable by other Solectron customers.

         Our current contract with Solectron expires in August of 2003.

         During the fourth quarter of 2002, Solectron began assembling some of our Component Technology products in China. Although we believe that this initiative in China will bring significant cost savings, we cannot predict potential effects that may result from this program.

          In addition, we rely on sole suppliers for a number of our critical components. We have experienced shortages of components in the past. As an example, we were affected by the inability of a display supplier to provide adequate quantities to meet our requirements in the third fiscal calendar quarter of 2002 that resulted in the deferral of $2.4 million in orders into the fourth quarter of 2002. Our current reliance on sole or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing. Any inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply or to manufacture such components internally could significantly delay our ability to ship our products, which could damage relationships with current and prospective customers and could harm our reputation and brand, which could have a material adverse effect on our business.


Our Annual and Quarterly Performance May Fluctuate.

         Our operating results have fluctuated and can be expected to continue to fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are beyond our control. Results in any period could be affected by:

     o    changes in market demand,

     o    competitive market conditions,

     o market acceptance of existing or new products, especially in our Mobile Solutions business

     o    fluctuations in foreign currency exchange rates,

     o    the cost and availability of components,

     o    our ability to manufacture and ship products,

     o    the mix of our customer base and sales channels,

     o    the mix of products sold,

     o    our   ability   to  expand  our  sales  and   marketing   organization
          effectively,

     o our ability to attract and retain key technical and managerial employees,

     o the timing of shipments of products under contracts and sale of licensing rights, and

     o    general global economic conditions.


         In addition, demand for our products in any quarter or year may vary due to the seasonal buying patterns of our customers in the agricultural and engineering and construction industries. Due to the foregoing factors, our operating results in one or more future periods are expected to be subject to significant fluctuations. The price of our common stock could decline substantially in the event such fluctuations result in our financial performance being below the expectations of public market analysts and investors, which are based primarily on historical models that are not necessarily accurate representations of the future.


Our Gross Margin Is Subject to Fluctuation.

         Our gross margin is affected by a number of factors, including product mix, product pricing, cost of components, foreign currency exchange rates and manufacturing costs. For example, since our Engineering and Construction (E&C) and Geographic Information Systems (GIS) products generally have higher gross margins than our Component Technologies products, absent other factors, a shift in sales toward E&C and GIS products would lead to a gross margin improvement. On the other hand, if market conditions in the highly competitive E&C and GIS market segments forced us to lower unit prices, we would suffer a decline in gross margin unless we were able to timely offset the price reduction by a reduction in production costs or by sales of other products with higher gross margins. A decline in gross margin could have negatively impact our earnings per share.

Our Business is Subject to Disruptions and Uncertainties Caused by War or Terrorism.

         Acts of war or acts of terrorism could have a material adverse impact on our business, operating results, and financial condition. The threat of terrorism and war and heightened security and military response to this threat, or any future acts of terrorism, may cause further disruption to our economy and create further uncertainties. To the extent that such disruptions or uncertainties result in delays or cancellations of orders, or the manufacture or shipment of our products, our business, operating results, and financial condition could be materially and adversely affected.



Our Substantial Indebtedness Could Materially Restrict Our Operations and Adversely Affect Our Financial Condition.

         We now have, and for the foreseeable future expect to have, a significant level of indebtedness. Our substantial indebtedness could:

     - increase our vulnerability to general adverse economic and industry conditions;

     -    limit  our   ability  to  fund   future   working   capital,   capital
          expenditures, research and development and other general corporate requirements, or to make certain investments that could benefit us;

     - require us to dedicate a substantial portion of our cash flow to service interest and principal payments on our debt; - limit our flexibility to react to changes in our business and the industry in which we operate; and - limit our ability to borrow additional funds.

Our Credit Agreement Contains Stringent Financial Covenants.

         Two of the financial covenants in our Credit Agreement with The Bank of Nova Scotia and certain other banks, dated as of July 14, 2000 as amended (the "Credit Agreement"), minimum fixed charge coverage and maximum leverage ratio, are extremely sensitive to changes in earnings before interest, taxes, depreciation and amortization ("EBITDA"). In turn, EBITDA is highly correlated to revenues and costs. Due to uncertainties associated with the downturn in the worldwide economy, our future revenues by quarter are more difficult to forecast and we have put in place various cost cutting measures, including the consolidation of service functions and centers, offices, and of redundant product lines and reductions in staff. If revenues should decline at a faster pace than the rate of these cost cutting measures, on a quarter-to-quarter basis we may not be in compliance with the two above-mentioned financial covenants. If we default on one or more covenants, we will have to obtain either negotiated waivers or amendments to the Credit Agreement. If we were unable to obtain such waivers or amendments, the banks would have the right to accelerate the payment of our outstanding obligations under the Credit Agreement, which would have a material adverse effect on our financial condition and viability as an operating company. In addition, a default under one of our debt instruments may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us. In September of 2002, we reached an agreement, to ease our financial covenants. These revised covenants will remain in effect through the term of the current credit facility. On January 14, 2003, Trimble executed an Amended and Restated Credit Agreement, which restructured the $100 million revolver into four Tranches. Tranches A & C belong to the $50 million US dollar revolver and Tranches B & D belong to the $50 million multi-currency revolver. Allocated to Tranche A is $12,500,000 with an expiration date of July 14, 2003 and allocated to Tranche C is $37,500,000 with an expiration date of April 07, 2004. Allocated to Tranche B is $1,500,000 with an expiration date of July 14, 2003 and allocated to Tranche D is $48,500,000 with an expiration date of April 07, 2004. As a result, the $100 million revolver will remain in effect through July 14, 2003 and be reduced to $86 million for the period starting July 15, 2003 through April 7, 2004.

We Are Dependent on Key Customers.

         An increasing amount of our revenue is generated from large original equipment manufacturers such as Siemens VDO Automotive AG, Nortel, McNeilus, Caterpillar, CNH Global, DeWalt, Hilti, and Blaupunkt. A reduction or loss of business with these customers could have a material adverse effect on our financial condition and results of operations. There can be no assurance that we will be able to continue to realize value from these relationships in the future.

We Are Dependent on New Products.

         Our future revenue stream depends to a large degree on our ability to bring new products to market on a timely basis. We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance of such products. We may incur problems in the future in innovating and introducing new products. Our development stage products may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we were unable to successfully define, develop and introduce competitive new products, and enhance existing products, our future results of operations would be adversely affected. Development and manufacturing schedules for technology products are difficult to predict, and we might not achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success. A delay in new product introductions could have a significant impact on our results of operations.

We Face Risks of Entering Into and Maintaining Alliances.

         We believe that in certain emerging markets our success will depend on our ability to form and maintain alliances with established system providers and industry leaders. Our failure to form and maintain such alliances, or the preemption of such alliances by actions of other competitors or us will adversely affect our ability to penetrate emerging markets. No assurances can be given that we will not experience problems from current or future alliances or that we will realize value from any such strategic alliances.


We Are Dependent on the Availability of Allocated Bands Within the Radio Frequency Spectrum.

         Our GPS technology is dependent on the use of the Standard Positioning Service ("SPS") provided by the U.S. Government's Global Positioning System
(GPS). The GPS SPS operates in radio frequency bands that are globally allocated for radio navigation satellite services. International allocations of radio frequency are made by the International Telecommunications Union (ITU), a specialized technical agency of the United Nations. These allocations are further governed by radio regulations that have treaty status and which may be subject to modification every two to three years by the World Radio Communication Conference.

         Any ITU reallocation of radio frequency bands, including frequency band segmentation or sharing of spectrum, may materially and adversely affect the utility and reliability of our products, which would, in turn, cause a material adverse effect on our operating results. Many of our products use other radio frequency bands, together with the GPS signal, to provide enhanced GPS capabilities, such as real-time kinematics precision. The continuing availability of these non-GPS radio frequencies is essential to provide enhanced GPS products to our precision survey markets. Any regulatory changes in spectrum allocation or in allowable operating conditions may materially and adversely affect the utility and reliability of our products, which would, in turn, cause a material adverse effect on our operating results.

         In addition, unwanted emissions from mobile satellite services and other equipment operating in adjacent frequency bands or in-band from licensed and unlicensed devices may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our operating results. The FCC continually receives proposals for novel technologies and services, such as ultra-wideband technologies, which may seek to operate in, or across, the radio frequency bands currently used by the GPS SPS and other public safety services. Adverse decisions by the FCC that result in harmful interference to the delivery of the GPS SPS and other radio frequency spectrum also used in our products may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our business and financial condition.


We Are Subject to the Adverse Impact of Radio Frequency Congestion.

         We have certain real-time kinematics products, such as our Land Survey 5700, that use integrated radio communication technology requiring access to available radio frequencies allocated by the FCC. In addition, access to these frequencies by state agencies is under management by state radio communications coordinators. Some bands are experiencing congestion that excludes their availability for access by state agencies in some states, including the state of California. An inability to obtain access to these radio frequencies could have an adverse effect on our operating results.


Many of Our Products Rely on the GPS Satellite System.

         The GPS satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites were originally designed to have lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. However, of the current deployment of 28 satellites in place, some have already been in operation for 13 years. To repair damaged or malfunctioning satellites is currently not economically feasible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. A reduction in the number of operating satellites may impair the current utility of the GPS system and the growth of current and additional market opportunities.

         In addition, there can be no assurance that the U.S. Government will remain committed to the operation and maintenance of GPS satellites over a long period, or that the policies of the U.S. Government for the use of GPS without charge will remain unchanged. However, a 1996 Presidential Decision Directive marks the first time in the evolution of GPS that access for civilian use free of direct user fees is specifically recognized and supported by Presidential policy. In addition, Presidential policy has been complemented by corresponding legislation, signed into law. Because of ever-increasing commercial applications of GPS, other U.S. Government agencies may become involved in the administration or the regulation of the use of GPS signals. Any of the foregoing factors could affect the willingness of buyers of our products to select GPS-based systems instead of products based on competing technologies.

         Any resulting change in market demand for GPS products could have a material adverse effect on our financial results. For example, European governments have expressed interest in building an independent satellite navigation system, known as Galileo. Depending on the as yet undetermined design and operation of this system, there may be interference to the delivery of the GPS SPS and may materially and adversely affect the utility and reliability of our products, which could result in a material adverse effect on our business and operating results.

We Face Risks in Investing in and Integrating New Acquisitions.

         We are continuously evaluating external investments in technologies related to our business, and have made relatively small strategic equity investments in a number of GPS-related and laser-related technology companies. Acquisitions of, and investments, in companies, divisions of companies, or products entail numerous risks, including:

     o potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;

     o    diversion of management's attention;

     o    loss of key employees of acquired operations;

     o the difficulty of assimilating geographically dispersed operations and personnel of the acquired companies;

     o    the potential disruption of our ongoing business;

     o    unanticipated expenses related to such integration;

     o the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

     o the impairment of relationships with employees and customers of either an acquired company or our own business;

     o    the potential unknown  liabilities  associated with acquired business;
          and

     o inability to recover strategic investments in development stage entities.

         As a result of such acquisitions, we have significant assets that include goodwill and other purchased intangibles. The testing of these intangibles under established accounting guidelines for impairment requires significant use of judgment and assumptions. Changes in business conditions could require adjustments to the valuation of these assets. In addition, losses incurred by a company in which we have an investment may have a direct impact on our financial statements or could result in our having to write-down the value of such investment. Any such problems in integration or adjustments to the value of the assets acquired could harm our growth strategy and have a material adverse effect on our business, financial condition and compliance with debt covenants.

We Face Competition in Our Markets.

         Our markets are highly competitive and we expect that both direct and indirect competition will increase in the future. Our overall competitive position depends on a number of factors including the price, quality and performance of our products, the level of customer service, the development of new technology and our ability to participate in emerging markets. Within each of our markets, we encounter direct competition from other GPS, optical and laser suppliers and competition may intensify from various larger domestic and international competitors and new market entrants, some of which may be our current customers. The competition in the future, may, in some cases, result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, operating results and financial condition. We believe that our ability to compete successfully in the future against existing and additional competitors will depend largely on our ability to execute our strategy to provide systems and products with significantly differentiated features compared to currently available products. We may not be able to implement this strategy successfully, and our products may not be competitive with other technologies or products that may be developed by our competitors, many of whom have significantly greater financial, technical, manufacturing, marketing, sales and other resources than we do.

We Are Dependent on Proprietary Technology.

         Our future success and competitive position is dependent upon our proprietary technology, and we rely on patent, trade secret, trademark and copyright law to protect our intellectual property. The patents owned or licensed by us may not be invalidated, circumvented and challenged. The rights granted under these patents may not provide competitive advantages to us. Any of our pending or future patent applications may not be issued within the scope of the claims sought by us, if at all.

         Others may not develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents owned by us. In addition, effective copyright, patent and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. The steps taken by us to protect our technology might not prevent the misappropriation of such technology.

         The value of our products relies substantially on our technical innovation in fields in which there are many current patent filings. We recognize that as new patents are issued or are brought to our attention by the holders of such patents or as other intellectual property claims are made, it may be necessary for us to withdraw products from the market, take a license from such patent holders, or redesign our products. We do not believe any of our products currently infringe patents or other proprietary rights of third parties, but we cannot be certain they do not do so. In addition, the legal costs and engineering time required to safeguard intellectual property or to defend against litigation could become a significant expense of operations. Such events could have a material adverse effect on our revenues or profitability.

We Must Carefully Manage Our Future Growth.

         Growth in our sales or continued expansion in the scope of our operations could strain our current management, financial, manufacturing and other resources and may require us to implement and improve a variety of operating, financial and other systems, procedures and controls. Specifically we have experienced strain in our financial and order management system, as a result of our acquisitions. We are expanding our sales, accounting, manufacturing, and other information systems to meet these challenges. These systems, procedures or controls may not be adequate to support our operations and may not be designed, implemented or improved in a cost effective and timely manner. Any failure to implement, improve and expand such systems, procedures and controls in a timely and efficient manner could harm our growth strategy and adversely affect our financial condition and ability to achieve our business objectives.

We Are Dependent on Retaining and Attracting Highly Skilled Development and Managerial Personnel.

         Our ability to maintain our competitive technological position will depend, in a large part, on our ability to attract, motivate, and retain highly qualified development and managerial personnel. Competition for qualified employees in our industry and location is intense, and there can be no assurance that we will be able to attract, motivate and retain enough qualified employees necessary for the future continued development of our business and products.

We May Encounter Problems Associated With International Operations and Sales.

         Our customers are located throughout the world. Sales to unaffiliated customers in foreign locations represented approximately 49% of our revenues in our fiscal year 2002, 50% in our fiscal year 2001 and 52% in our fiscal year 2000. In addition, we have significant international operations, including manufacturing facilities, sales personnel and customer support operations. Our international sales organization contains offices in 21 foreign countries. Our international manufacturing facilities are in Sweden and Germany, and we have a regional fulfillment center in the Netherlands. Our international presence exposes us to risks not faced by wholly domestic companies. Specifically, we have experienced issues relating to integration of foreign operations, greater difficulty in accounts receivable collection, longer payment cycles and currency fluctuations. Additionally, we face the following risks, among others:

     o    unexpected changes in regulatory requirements;

     o    tariffs and other trade barriers;

     o    political,   legal  and  economic   instability  in  foreign  markets,
          particularly in those markets in which we maintain manufacturing and research facilities;

     o    difficulties in staffing and management;

     o language and cultural barriers; seasonal reductions in business activities in the summer months in Europe and some other countries;

     o    war and acts of terrorism; and

     o    potentially adverse tax consequences.

         Although we implemented a program to attempt to manage foreign exchange risks through hedging and other strategies, there can be no assurance that this program will be successful and that currency exchange rate fluctuations will not have a material adverse effect on our results of operations. In addition, in certain foreign markets, there may be reluctance to purchase products based on GPS technology, given the control of GPS by the U.S. Government.

We are exposed to fluctuations in Currency Exchange Rates.

         A significant portion of our business is conducted outside the United States, and as such, we face exposure to adverse movements in non-U.S. currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results and cash flows. Compared to fiscal 2001, in fiscal 2002, the US currency has weakened against other currencies.

         Currently, we hedge only those currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and periodically will hedge anticipated foreign currency cash flows. The hedging activities undertaken by us are intended to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities. Our attempts to hedge against these risks may not be successful resulting in an adverse impact on our net income.

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We Are Subject to the Impact of Governmental and Other Similar Certifications.

         We market certain products that are subject to governmental and similar certifications before they can be sold. For example, CE certification for radiated emissions is required for most GPS receiver and data communications products sold in the European Union. An inability to obtain such certifications in a timely manner could have an adverse effect on our operating results. Also, our products that use integrated radio communication technology require an end-user to obtain licensing from the Federal Communications Commission (FCC) for frequency-band usage. These are secondary licenses that are subject to certain restrictions. During the fourth quarter of 1998, the FCC temporarily suspended the issuance of licenses for certain of our real-time kinematics products because of interference with certain other users of similar radio frequencies. An inability or delay in obtaining such certifications or changes to the rules by the FCC could adversely affect our ability to bring our products to market, which could harm our customer relationships and have a material adverse effect on our business.

The volatility of our stock price could adversely affect your investment in our common stock.

         The market price of our common stock has been, and may continue to be, highly volatile. During 2002, our stock price ranged from a high of $18.50 to a low of $8.02. We believe that a variety of factors could cause the price of our common stock to fluctuate, perhaps substantially, including:

     - announcements and rumors of developments related to our business or the industry in which we compete;

     - quarterly fluctuations in our actual or anticipated operating results and order levels;

     - general conditions in the worldwide economy, including fluctuations in interest rates;

     -    announcements of technological innovations;

     -    new products or product enhancements by us or our competitors;

     - developments in patents or other intellectual property rights and litigation;

     -    developments in our relationships with our customers and suppliers;

     - any commencement of armed hostilities between the United States and Iraq; and

     -    any significant acts of terrorism against the United States.

         In addition, in recent years the stock market in general and the markets for shares of "high-tech" companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of our common stock, and the market price of our common stock may decline.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including those identified by the words "believes", "expects" and similar expressions. These forward-looking statements include, among others, statements regarding estimated operating results for future periods contained in our Current report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2003.


         These statements are subject to risks and uncertainties, including those set forth in the Risk Factors section, and actual results could differ materially from those expressed or implied in these statements. All forward-looking statements included in this prospectus are made as of the date hereof. We assume no obligation to update any such forward-looking statement or reason why actual results might differ except as required by the Securities Exchange Act of 1934, as amended. You should not place undue reliance on these forward-looking statements.

                                 USE OF PROCEEDS

         Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures and any other purposes that we may specify in any prospectus supplement. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

                  DESCRIPTION OF THE COMMON STOCK WE MAY OFFER

         The following description of our common stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock but is not complete. For the complete terms of our common stock, please refer to our Articles of Incorporation and Bylaws that are incorporated by reference into the registration statement, which includes this prospectus. We will describe in a prospectus supplement the specific terms of any common stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock may differ from the terms described below.

Common Stock

         Under our Articles of Incorporation we may issue up to forty million (40,000,000) shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of Trimble, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

         Our common stock is listed on the Nasdaq National Market under the symbol "TRMB." The transfer agent and registrar for our common stock is Mellon Investor Services LLC, 235 Montgomery Street, 23rd Floor, San Francisco, California 94104.

                              PLAN OF DISTRIBUTION

         We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Trimble, any underwriting discounts and other items constituting underwriters' compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

         If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

         If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices, which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

         The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

         Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

         Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

         If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

         Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by Trimble for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

                             VALIDITY OF SECURITIES

         The validity of the common stock offered pursuant to this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, counsel to Trimble Navigation Limited.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual report on Form 10-K for the year ended January 3, 2003, as set forth in their report, dated January 24, 2003, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

         The documents we incorporate by reference into this prospectus are:

     (a)  Our Annual  Report on Form 10-K for the fiscal  year ended  January 3,
          2003;

     (b)  Our Current Report on Form 8-K filed on February 4, 2003;

     (c) The description of our common stock contained in our Registration Statement on Form 8-A filed on June 15, 1990, and any amendment or report filed for the purpose of updating such description; and

     (d) The description of certain dividend rights on our common stock contained in our Registration Statement on Form 8-A filed on February 18, 1999.

         All documents subsequently filed by Trimble pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the effectiveness of this registration statement, shall be deemed to be incorporated herein by reference.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded. We will furnish to you without charge, upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of the documents
you  should  contact  Trimble  Navigation  Limited,   645  North  Mary  Avenue,
Sunnyvale,  California 94085 (telephone number (408) 481-8000), Attention: Irwin
L. Kwatek, Vice President and General Counsel.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we must file reports and other information with the SEC. All reports and other information, filed with the SEC are available to you over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any documents we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for more information about the SEC's public reference facilities. The address of our website is www.trimble.com. The information on our website is not a part of this prospectus.

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